UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 17, 2025
Federal Realty Investment Trust
Federal Realty OP LP
(Exact name of registrant as specified in its charter)

Maryland (Federal Realty Investment Trust)	1-07533	87-3916363
Delaware (Federal Realty OP LP)	333-262016-01	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Rose Avenue, Suite 200	North Bethesda,	Maryland	20852
(Address of principal executive offices)			(Zip Code)
Registrant's telephone number including area code: 301/998-8100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Federal Realty Investment Trust
Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Shares of Beneficial Interest	FRT	New York Stock Exchange
$.01 par value per share, with associated Common Share Purchase Rights

Depositary Shares, each representing 1/1000 of a 5.00%	FRT-C	New York Stock Exchange
Series C Cumulative Redeemable Preferred Stock, $.01 par value per share

Federal Realty OP LP
Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Federal Realty Investment Trust Yes ☐ No ☒	Federal Realty OP LP Yes ☐ No ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Federal Realty Investment Trust ☐	Federal Realty OP LP ☐

Item 1.01.	Entry into Material Definitive Agreement.
Term Loan Agreement

On November 17, 2025, Federal Realty OP LP (the “Partnership”), entered into a Term Loan Agreement (the “Agreement”), by and among the Partnership, as Borrower, the financial institutions party thereto and their permitted assignees, as Lenders, Truist Bank, as Administrative Agent, and the other parties thereto.

Under the terms of the Agreement, the Partnership has the capacity to borrow up to $250 million in the form of one or more unsecured term loans. Under an accordion feature, the Partnership has the right to request additional loans, subject to an aggregate maximum of $500 million. All loans under the Agreement will have a stated maturity date of January 31, 2031. As of the date of this report, the Partnership does not have any outstanding borrowings under the Agreement.

Generally, loans under the Agreement bear interest, at the option of the Partnership, at a rate based on (i) SOFR, or (ii) a Base Rate (each as defined therein), in each case plus an applicable margin that depends on the Partnership’s credit rating. The applicable margins for SOFR loans under the Agreement range from 75 basis points to 160 basis points, and the applicable margins for Base Rate loans under the Agreement range from 0 basis points to 60 basis points. As of the date of this report, the applicable margin for SOFR loans would be 85 basis points.

The Agreement contains a number of restrictions on the Partnership’s business, affirmative covenants and events of default, which are similar in all material respects to the Partnership’s revolving credit facility and other unsecured term loans, including, but not limited to, (i) restrictions on the Partnership’s ability to incur indebtedness, make investments, incur liens, engage in certain affiliate transactions and engage in major transactions such as mergers; (ii) various financial maintenance covenants, including a minimum fixed charge coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered leverage ratio; and (iii) a cross default to the Partnership’s other material indebtedness and limitations on changes of control. The Partnership’s failure to comply with these covenants, or the occurrence of an event of default, could result in acceleration of the Partnership’s debt and other financial obligations under the Agreement.

The foregoing does not constitute a complete summary of the terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1. The description contained herein of the terms of the Agreement is qualified in its entirety by reference to the Agreement.

Affiliates of certain lenders under the Agreement have served, and may serve in the future, as underwriters in connection with public offerings of equity and debt securities by Federal Realty Investment Trust (the “Parent Company”) and/or the Partnership, including serving as agent and/or principal pursuant to an equity distribution agreement in connection with the Parent Company’s “at the market” equity offering program. In addition, affiliates of certain lenders under the Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Parent Company, the Partnership or their affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
10.1
Term Loan Agreement, dated as of November 17, 2025, by and among the Partnership, the financial institutions party thereto, as Lenders, Truist Bank, as Administrative Agent, and the other parties thereto.

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST
FEDERAL REALTY OP LP

Date:	November 19, 2025	/s/ Dawn M. Becker

Dawn M. Becker
Executive Vice President-Chief Legal Counsel and Secretary